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SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HRPT PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HRPT PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2005

To the shareholders of HRPT Properties Trust:

        Notice is hereby given that the annual meeting of shareholders of HRPT Properties Trust, a Maryland real estate investment trust, will be held at 10:00 a.m. on Tuesday, May 10, 2005, at 400 Centre Street, Newton, Massachusetts, for the following purposes:

1.
To elect two trustees in Group I to our board.

2.
To consider and act upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        The board has fixed the close of business on March 14, 2005, as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

                        By Order of the Board,

                        JOHN C. POPEO, Secretary

April 1, 2005

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

HRPT PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 10, 2005

INTRODUCTION

        A notice of the annual meeting of shareholders of HRPT Properties Trust, a Maryland real estate investment trust, or the company, is on the preceding page and a form of proxy solicited by our board of trustees, or the board, is enclosed. We are paying the cost of this solicitation. In addition to solicitation by mail, our trustees and officers may solicit proxies personally or by telephone or e-mail. This proxy statement and the attached form of proxy are being first sent to shareholders on or about April 1, 2005, together with a copy of our annual report to shareholders for the year ended December 31, 2004, including our audited financial statements.

        The annual meeting record date is March 14, 2005. Only shareholders of record as of the close of business on March 14, 2005, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 177,316,525 common shares of beneficial interest, $.01 par value per share, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

        Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting and will be voted as specified in the proxies. If no specification is made by the shareholder, the common shares will be voted FOR the election of our board's nominees. To be elected, each nominee for our board must receive the affirmative vote of a majority of our common shares entitled to vote at the meeting. Common shares represented by valid proxies marked "Withhold" as to one or both nominees will not be counted as voting in favor of the applicable nominee or nominees for trustee and accordingly will have the effect of a vote against the nominee or nominees for trustee. A shareholder giving a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting his or her common shares in person.

        If you do not give a proxy to vote your common shares, your brokerage firm may either leave your common shares unvoted or may vote your common shares on routine matters including the proposal before the meeting. If your brokerage firm signs and returns a proxy card on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy card will be voted FOR the election of our board's nominees.

        Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Item 1. Election of two trustees in Group I to our board.

        The number of our trustees is currently fixed at five, and our board is currently divided into three groups, with two trustees in Group I, two trustees in Group II and one trustee in Group III. Trustees in each group are elected for three year terms and until their successors are elected and qualify.

        Our business is conducted under the general direction of our board as provided by our declaration of trust, our bylaws and the laws of the State of Maryland, the state in which we were organized on October 9, 1986.

        Three of our trustees, Tjarda Clagett, Patrick F. Donelan and Frederick N. Zeytoonjian are our independent trustees within the meaning of our declaration of trust and bylaws; that is, trustees who do not perform any services for us except as trustees, are not involved in our day to day activities and are not employed by Reit Management & Research LLC, or RMR, which is our manager, or otherwise affiliated or have a material business relationship with us, RMR or any other person or entity that holds in excess of 8.5% of our issued and outstanding common shares. Our board is comprised of a majority of trustees who also qualify as independent trustees pursuant to the corporate governance standards for companies listed on the New York Stock Exchange, or NYSE.

        In determining independence pursuant to NYSE standards, each year our board affirmatively determines whether trustees have a direct or indirect material relationship with us, including our subsidiaries. When assessing a trustee's relationship with us, the board considers all relevant facts and circumstances, not merely from the trustee's standpoint, but from that of the persons or organizations with which the trustee has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

        The board has determined that Messrs. Clagett, Donelan and Zeytoonjian currently qualify as independent under NYSE rules. In making that determination, the board considered Mr. Clagett's past employment with Merrill Lynch, a company which has provided investment banking services to us and Mr. Donelan's past employment with Dresdner Kleinwort Wasserstein, an affiliate of which was the agent and a lender under our previous revolving bank credit facility. The board determined that such former relationships do not impair these trustees' judgment in connection with their duties and responsibilities as trustees, and are not material.

        During 2004, our board held eight meetings, our audit committee held seven meetings and our compensation committee held one meeting. Our nominating and governance committee held its first meeting in January 2005. During 2004, each trustee attended 75% or more of the total number of meetings of our board and any committee of which he was a member during the time in which he served on our board or such committee. All of our trustees attended last year's annual meeting of shareholders.

        In 2004, each independent trustee received an annual fee of $20,000 for services as a trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees were paid if a board meeting and one or more board committee meetings were held on the same date. In 2004, the chairpersons of our audit committee, compensation committee and nominating and governance committee received an additional $5,000, $1,000 and $1,000, respectively. In addition, in 2004 each independent trustee received a grant of 1,500 of our common shares as part of his annual compensation. We generally reimburse all our trustees for travel expenses incurred in connection with their duties as trustees.

        The present trustees in Group I are Barry M. Portnoy and Frederick N. Zeytoonjian. The term of Group I trustees elected at the meeting will expire at our 2008 annual meeting of shareholders. Pursuant to a recommendation of our nominating and governance committee, the board has nominated Messrs. Portnoy and Zeytoonjian for reelection as Group I trustees. The persons named in the enclosed proxy intend to exercise properly executed and delivered proxies for the election of Messrs. Portnoy and Zeytoonjian, except to the extent that proxy cards indicate that the votes should be withheld for one or both nominees. Senior Housing Properties Trust, or SNH, Gerard M. Martin and Mr. Portnoy, who have voting control over 2,343,126 common shares (1.3% of our common shares outstanding and entitled to vote at the meeting), intend to vote FOR the election of Messrs. Portnoy and Zeytoonjian as Group I trustees.

        The board recommends a vote FOR the election of Barry M. Portnoy and Frederick N. Zeytoonjian as Group I trustees.

NOMINEES FOR TERM EXPIRING IN 2008

        The following are the ages and recent principal occupations as of March 14, 2005, of Messrs. Portnoy and Zeytoonjian:

BARRY M. PORTNOY, Age: 59

        Mr. Portnoy has been one of our managing trustees since 1986. Mr. Portnoy also has been a managing trustee of Hospitality Properties Trust, or HPT, and of SNH, both former subsidiaries of ours, since 1995 and 1999, respectively. Mr. Portnoy also has been a managing director of Five Star Quality Care, Inc., or Five Star, since 2001. Mr. Portnoy is chairman and 50% beneficial owner of RMR and of RMR Advisors, Inc., a registered investment advisor. Mr. Portnoy also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund and RMR F.I.R.E. Fund since 2003, 2004 and 2004, respectively.

FREDERICK N. ZEYTOONJIAN, Age: 69

        Mr. Zeytoonjian has been one of our trustees since 1999. Mr. Zeytoonjian is the founder and has been Chairman and Chief Executive Officer of Turf Products Corporation, one of the largest distributors of lawn care equipment in the United States, for over five years. Mr. Zeytoonjian has been a trustee of SNH since October 2003.

        In addition to Messrs. Portnoy and Zeytoonjian, the following persons currently serve on our board or as our executive officers. The following information is as of March 14, 2005:

CONTINUING TRUSTEES

TJARDA CLAGETT, Age: 55

        Mr. Clagett has been one of our trustees since October 2003. Mr. Clagett was a Managing Director of Merrill Lynch Capital Markets until June 2001 and has been principally employed as a private investor since then. Mr. Clagett is a Group II trustee and will serve until our 2006 annual meeting of shareholders.

GERARD M. MARTIN, Age: 70

        Mr. Martin has been one of our managing trustees since 1986. Mr. Martin also has been a managing trustee of HPT and of SNH since 1995 and 1999, respectively. Mr. Martin also has been a managing director of Five Star since 2001. Mr. Martin is a director and 50% beneficial owner of RMR and of RMR Advisors, Inc. Mr. Martin also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund and RMR F.I.R.E. Fund since 2003, 2004 and 2004, respectively. Mr. Martin is a Group II trustee and will serve until our 2006 annual meeting of shareholders.

PATRICK F. DONELAN, Age: 62

        Mr. Donelan has been one of our trustees since 1998. Mr. Donelan has been principally employed as a private investor since December 2003. Mr. Donelan was a Non-Executive Chairman and member of the advisory board until December 2003, and was Chief Executive Officer through December 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, Mr. Donelan was a Managing Director at Dresdner Kleinwort Wasserstein, the U.K. subsidiary of Dresdner Bank of Germany. Mr. Donelan is a Group III trustee and will serve until our 2007 annual meeting of shareholders.

EXECUTIVE OFFICERS

JOHN A. MANNIX, Age: 49

        Mr. Mannix has been our President and Chief Operating Officer since 1999. From 1998 until 1999 he was our Executive Vice President. Mr. Mannix is a Vice President of and has served in various capacities with RMR and its affiliates for over five years. Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board's Real Estate Finance Association.

ADAM D. PORTNOY, Age: 34

        Mr. Portnoy is our Executive Vice President. He has served as a Vice President of RMR since September 2003. Prior to September 2003, Mr. Portnoy served as an Investment Officer at the International Finance Corp., a member of the World Bank Group, from June 2001 to July 2003, and as Vice President of the Investment Banking Group of ABN AMRO Bank from January 2001 to May 2001. Prior to his employment by ABN AMRO Bank, Mr. Portnoy founded and served as President and Chief Executive Officer of Surfree.com, Inc., a nationwide provider of internet access for consumers. Mr. Portnoy is the son of Barry M. Portnoy, one of our managing trustees.

JOHN C. POPEO, Age: 44

        Mr. Popeo has been our Treasurer, Chief Financial Officer and Secretary since 1999. Mr. Popeo is a Vice President of and has served in various capacities with RMR and its affiliates for over five years. Mr. Popeo is a certified public accountant.

DAVID M. LEPORE, Age: 44

        Mr. Lepore has been one of our Senior Vice Presidents since 1998 and is primarily responsible for building operations and acquisition diligence. Mr. Lepore is a Vice President of and has been employed in various capacities by RMR and its affiliates for over five years. Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator.

JENNIFER B. CLARK, Age: 43

        Ms. Clark has been one of our Senior Vice Presidents and is a Vice President of, and has been employed by, RMR since 1999. Ms. Clark is primarily responsible for leasing our office properties and tenant relations.

        Except as noted, there are no family relationships among any of our trustees or executive officers. Our executive officers serve at the discretion of our board.

BOARD COMMITTEES

        We have an audit committee, a compensation committee and a nominating and governance committee. Each of the above committees is comprised of Messrs. Clagett, Donelan and Zeytoonjian, who are independent under applicable NYSE listing standards and each committee's respective charter.

        The primary function of our audit committee is to select our independent auditors and to assist the board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent auditor's qualifications and independence; and (4) the performance of our internal audit function. The board has determined that Mr. Donelan is our audit committee financial expert and is "independent" as defined by the rules of the Securities and Exchange Commission, or SEC, and the NYSE. The board's determination that Mr. Donelan is a financial expert was based upon his prior experiences as: (i) a senior commercial banker responsible for lending to numerous publicly owned companies; (ii) chief executive officer of the U.S. subsidiary of Kleinwort Benson Limited, a United Kingdom based bank; (iii) managing director of Dresdner Kleinwort Wasserstein, an investment bank; (iv) a member of our audit committee since 1998; and (v) chief executive officer of a securities lending business.

        Our compensation committee's primary responsibilities include: (1) reviewing at least annually the performance of RMR under its contract with us and making determinations regarding continuance of the contract; (2) evaluating the performance of our President; (3) reviewing the performance of our director of internal audit and determining the compensation payable to him; and (4) evaluating, approving and administering all our equity compensation plans.

        The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development and recommendation to the board of a set of governance principles; and (3) evaluation of the performance of our board.

        Our policy with respect to board members' attendance at our annual meetings of shareholders can be found in our governance guidelines, the full text of which appears at our website at www.hrpreit.com. In addition to our governance guidelines, copies of the charters of our audit, compensation and nominating and governance committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458 or at our website, www.hrpreit.com.

COMMUNICATIONS WITH TRUSTEES

        Any shareholder or other interested party who desires to communicate with our independent trustees or any other trustees, individually or as a group, may do so by filling out a report at our website (www.hrpreit.com), by calling our toll-free confidential message system at 866-511-5038, or by writing to the party for whom the communication is intended, care of our director of internal audit, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458. Our director of internal audit will then deliver any communication to the appropriate party or parties.

MEETINGS BY INDEPENDENT TRUSTEES

        Pursuant to our governance guidelines, our independent trustees, who constitute our non-management trustees, meet at least once each year without management. The presiding trustee at these meetings is the chair of our audit committee, unless the independent trustees in attendance select another independent trustee to preside.

SELECTION OF CANDIDATES FOR TRUSTEES;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS

        Our board has established governance guidelines which, among other matters, set forth the qualifications for service on our board of trustees. These guidelines may be changed from time to time by our board upon the recommendation of our nominating and governance committee. Our board makes nominations of persons to be elected by shareholders as trustees. Our board also elects trustees to fill board vacancies which may occur from time to time. In both these circumstances, our board will act upon recommendations made by our nominating and governance committee.

        It is the policy of our nominating and governance committee to consider candidates for election as trustees who are recommended by our shareholders pursuant to the procedures set forth below.

        If a shareholder who is entitled to do so under our bylaws desires to recommend an individual for membership on the board, then that shareholder must provide a written notice to the chair of the nominating and governance committee and to our Secretary, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458. In order for a recommendation to be considered by the nominating and governance committee, this notice must be received within the 30-day period ending on the last date on which shareholders may give timely notice for trustee nominations under our bylaws and applicable state and federal law, and must contain, at a minimum, the following:

        (A)  as to each person whom the shareholder proposes to recommend for election or reelection as a trustee,

          (1)   such person's name, age, business address and residence address,

          (2)   the class, series and number of our shares of beneficial interest that are beneficially owned or owned of record by such person,

          (3)   the date such shares were acquired and the investment intent of such acquisition,

          (4)   the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, and

          (5)   all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to the SEC's proxy rules, including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

        (B)  as to the shareholder giving the notice and any shareholder associated person (defined below), the class, series and number of our shares which are owned of record by such shareholder and by such shareholder associated person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such shareholder associated person;

        (C)  as to the shareholder giving the notice and any shareholder associated person, their names and addresses, as they appear on our share ledger and current names and addresses, if different;

        (D)  as to the shareholder giving the notice and any shareholder associated person, the record of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

        (E)  to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee on the date of such notice.

        A "shareholder associated person" of any shareholder is (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of our shares of beneficial interest owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person.

        Our nominating and governance committee may request additional information about the shareholder nominee or about a recommending shareholder.

        In considering candidates to serve as trustees, our nominating and governance committee seeks individuals who have qualities which the committee believes may be effective in serving our long term best interests. Among the characteristics which the committee considers are the following: the quality of the candidate's past services to the company, if any; the business and personal experience of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the status of the candidate as independent of management; and other matters that the nominating and governance committee deems appropriate. In seeking candidates for trustees who have not previously served as our trustees, the nominating and governance committee may use the business, professional and personal contacts of its members, it may accept recommendations from other board members, and, if it considers it appropriate, the nominating and governance committee may engage a professional search firm. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our nominating and governance committee.

        To be eligible for consideration at our 2006 annual meeting, shareholder nominations of a candidate (or candidates) to be elected as a trustee (or trustees) must be received at our principal executive offices no earlier than December 2, 2005 and no later than January 1, 2006. Shareholder nominations must also be made in compliance with the informational requirements about the nominee and the nominating shareholder and otherwise as set forth in our bylaws. Shareholder nominations which are recommended by our nominating and governance committee and supported by our board will appear in our 2006 proxy statement. Shareholder nominations which are properly made in accordance with our bylaws but are not recommended by our nominating and governance committee or are not supported by our board will not appear in our 2006 proxy statement, but they may be considered at our annual meeting.

        In 2004, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our board. We did not receive any shareholder recommendations or nominations for our board for the 2005 annual meeting, except the nominations made by our board which includes board members who are shareholders.

        Under our bylaws and the rules and regulations of the SEC, to be eligible for inclusion in the proxy statement for our 2006 annual meeting, shareholder proposals other than nominations must be received at our principal executive offices no later than December 2, 2005, and must otherwise satisfy the conditions for inclusion established by our bylaws and the SEC. Proposals by shareholders, other than nominations intended for presentation at the 2006 annual meeting but not intended to be included in our proxy statement for that meeting, must be received at our principal executive offices no earlier than December 2, 2005, and no later than January 1, 2006, and must meet all other requirements of our bylaws and of the SEC.

        Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and proposals, may be obtained by writing to our Secretary, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458.

OTHER INFORMATION

Compensation of Executive Officers

        We do not have any employees. Services which otherwise would be provided by employees are provided by RMR. Payments by us to RMR for services during 2004 are described in "Certain Relationships and Related Transactions."

        Except with respect to incentive share awards, we have not paid and have no current plans to pay compensation to our executive officers. RMR conducts our day to day operations and compensated Messrs. Martin, Portnoy, Mannix, Portnoy, Popeo and Lepore and Ms. Clark in connection with their services rendered to RMR and to us. None of our executive officers has an employment agreement with RMR or with us. The following table provides summary long term compensation information for incentive share awards made for the past three years to our executive officers. Adam Portnoy was not an executive officer of ours at the time our board acted upon incentive share award recommendations in 2002 and 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Restricted Share Awards(1)
John A. Mannix President and Chief Operating Officer	2004 2003 2002	$ $ $	43,000 32,480 26,040
Adam D. Portnoy Executive Vice President	2004		$43,000
John C. Popeo Treasurer, Chief Financial Officer and Secretary	2004 2003 2002	$ $ $	43,000 23,200 17,360
David M. Lepore Senior Vice President	2004 2003 2002	$ $ $	43,000 18,560 13,020
Jennifer B. Clark Senior Vice President	2004 2003 2002	$ $ $	43,000 18,560 13,020

(1)
All incentive share awards provide that one third of each award vests on the grant date and one third vests on or about each of the next two anniversaries following the grant. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR during the vesting period, the common shares which have not yet vested may be repurchased by us for nominal consideration. Vested and unvested shares awarded under our incentive share award plan are entitled to distributions. The dollar amounts shown in the table represent the vested and unvested total number of our common shares awarded during the year shown multiplied by the closing price for our common shares on the NYSE on the date of grant.

  At December 31, 2004, Messrs. Mannix, Portnoy, Popeo and Lepore and Ms. Clark owned 20,000, 4,000, 15,000, 13,000 and 9,500 common shares, respectively, which were granted under our incentive share award plans since 1997 and include both vested and unvested common shares. Based on a closing price of $12.83 per share for our common shares on December 31, 2004, these common shares had a value of $256,600, $51,320, $192,450, $166,790 and $121,885, respectively.

Performance Graph—Comparison of Cumulative Total Return

        The graph below shows the cumulative total shareholder returns on our common shares (assuming a $100 investment on December 31, 1999) for the past five years as compared with (a) the National Association of Real Estate Investment Trusts Inc.'s (NAREIT) index of all tax qualified real estate investment trusts listed on the NYSE, the American Stock Exchange and the Nasdaq National Market System, and (b) the Standard & Poor's 500 Index. The graph assumes reinvestment of all cash distributions. In addition, the Five Star shares we distributed to our shareholders of record on December 17, 2001, are assumed sold on December 17, 2001, and the proceeds immediately reinvested in our common shares. We received shares of Five Star through our ownership of common shares of SNH; Five Star was a wholly owned subsidiary of SNH prior to being spun off by SNH on December 31, 2001.

Compensation Committee Report

        The company developed and implemented the present incentive share award plan in recognition of the following circumstances. First, the company's common shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for management. Second, because the executive officers are employees of RMR and receive their salary compensation from RMR, the trustees wished to establish an arrangement which would, among other things, (a) foster a continuing identity of interest between management and the company's shareholders, and (b) recognize that the executive officers perform certain duties on the company's behalf, primarily with regard to shareholder relations and investor communications, which fall outside of the scope of services covered by the contracts with RMR. In granting incentive share awards, we considered factors such as the amount and terms of the incentive shares previously granted to the executive officers and the amount of time spent and complexity of the duties performed by executive officers. We have imposed, and may impose, vesting and other conditions on the granted common shares which may encourage recipients of share awards to remain with the company and RMR.

        In 2004, Mr. Mannix, President and Chief Operating Officer, Mr. Portnoy, Executive Vice President, Mr. Popeo, Treasurer, Chief Financial Officer and Secretary, and Mr. Lepore and Ms. Clark, Senior Vice Presidents, each received a grant of 4,000 common shares, 1,333 of which vested immediately upon grant and 1,333 and 1,334 of which will vest in 2005 and 2006, respectively. In addition to shares granted to the executive officers listed above, 18,100 common shares were granted to other employees of RMR in 2004. The determination of the number of common shares granted to these individuals was based on the number of common shares previously granted to them, the fair market value of the common shares granted, and our opinion as to the value of the services performed by each individual.

        Payments to RMR are described in "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE Frederick N. Zeytoonjian, Chairman Tjarda Clagett Patrick F. Donelan

Audit Committee Report

        In the course of our oversight of the company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2004; (2) discussed with Ernst & Young LLP, the company's independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees; (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) discussed with the auditors their independence; and (5) considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the audit committee recommends to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

AUDIT COMMITTEE Patrick F. Donelan, Chairman Tjarda Clagett Frederick N. Zeytoonjian

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of our common shares by each of our trustees and executive officers, individually and as a group, as of March 14, 2005. There are no persons known to us to be the beneficial owner of more than 5% of our outstanding common shares. Unless otherwise indicated, each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Tjarda Clagett(3)(4)	458,000	*
Jennifer B. Clark(5)	11,101	*
Patrick F. Donelan(4)	4,500	*
David M. Lepore(5)	13,000	*
John A. Mannix(5)	27,100	*
Gerard M. Martin(6)	1,671,563	*
John C. Popeo(5)	15,000	*
Adam D. Portnoy(5)	4,000	*
Barry M. Portnoy(6)	1,671,563	*
Frederick N. Zeytoonjian(4)(7)	24,500	*
All trustees and executive officers as a group (ten persons)(3)(4)(5)(6)(7)	2,900,327	1.6%

*
Less than 1% of our common shares.

(1)
Our declaration of trust places restrictions on the ability of any person or group to acquire beneficial ownership of more than 8.5% of any class of our shares.

(2)
The address of each of our trustees and executive officers is c/o HRPT Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

(3)
Mr. Clagett owns 222,000 common shares directly, 200,000 common shares jointly with his two sisters and 36,000 common shares in trusts for the benefit of his children. Mr. Clagett may be deemed to have beneficial ownership of the 200,000 common shares owned jointly with his two sisters and the 36,000 common shares owned in trusts for the benefit of his children; however, Mr. Clagett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
Includes the annual grant of 1,500 common shares in 2004 and 500 common shares in years prior to 2004 as part of the annual compensation to each independent trustee.

(5)
Includes the following common shares granted under our incentive share award plans which have not vested: Ms. Clark—3,333 shares; Mr. Lepore—3,333 shares; Mr. Mannix—3,833 shares; Mr. Popeo—3,501 shares; and Mr. Portnoy—2,667 shares.

(6)
Messrs. Martin and Portnoy each own 46,415 common shares directly. Mr. Martin is the sole shareholder of a corporation which owns 625,148 common shares. Mr. Portnoy is the sole shareholder of a separate corporation which owns 625,148 common shares. SNH, of which Messrs. Martin and Portnoy are managing trustees, owns 1,000,000 common shares. Messrs. Martin and Portnoy may be deemed to have beneficial ownership of the common shares owned by SNH; however, Messrs. Martin and Portnoy disclaim beneficial ownership of SNH's 1,000,000 common shares.

(7)
Includes 8,000 common shares owned by Mr. Zeytoonjian's wife. Mr. Zeytoonjian disclaims beneficial ownership of these shares.

Certain Relationships and Related Transactions

        In 1999, we distributed a majority of the shares of our subsidiary, SNH, to our shareholders. In order to effect this spin off and to govern relations after the spin off, we entered into a transaction agreement with SNH, pursuant to which it was agreed that so long as (1) we own more than 10% of SNH; (2) we and SNH engage the same manager; or (3) we and SNH have one or more common managing trustees; then we will not invest in properties involving senior housing without the prior consent of SNH's independent trustees, and SNH will not invest in office buildings, including medical office buildings and clinical laboratory buildings, without the prior consent of our independent trustees. If an investment involves both office and senior housing components, the character of the investment will be determined by building area, excluding common areas, unless our board and SNH's board otherwise agree at the time. These provisions do not apply to any investments held by us at the time of the spin off. Also as part of the transaction agreement, SNH agreed to subject its ability to waive ownership restrictions contained in its declaration of trust to the consent of our trustees so long as we own more than 9.8% of SNH's outstanding voting or equity interests.

        RMR originates and presents investment opportunities to our board of trustees and provides property management and administrative services to us under an agreement which is subject to annual renewal by the compensation committee of our board of trustees, which is comprised of our independent trustees. RMR is compensated at an annual rate equal to 0.7% of our average real estate investments, as defined, up to the first $250 million of such investments and 0.5% thereafter, plus an incentive fee based upon increases in funds from operations per share, as defined. The incentive fee payable to RMR is paid in common shares. Aggregate fees earned by RMR during 2004 for these services were $22.5 million. No incentive fee was payable for the year 2004. Our compensation committee has approved the renewal of the RMR agreement for its current term which will end December 31, 2005.

        We also have agreements with RMR under which RMR provides property management services for us. Fees paid to RMR under these property management agreements are based on a formula, generally 3% of gross collected rents as a property management fee and 5% of gross construction costs as a construction management fee. RMR does not receive any acquisition, disposition, financing or leasing fees or commissions from us. Total management fees paid to RMR for 2004 were $19.3 million. RMR rents office space from us; during 2004, RMR paid to us rents of $401,000 for office space. Continuation of the property management agreements is subject to annual approval by our compensation committee. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. We pay a pro rata share of RMR's costs in providing that function. Our audit committee approves the identity and salary of the individual serving as our director of internal audit, as well as the pro rata share of the costs which we pay.

        RMR is owned by Messrs. Martin and Portnoy, who are our managing trustees. Messrs. Martin and Portnoy each have material interests in the transactions between us and RMR described above. All transactions between us and RMR are approved by our independent trustees.

        Until March 31, 1997, Mr. Portnoy was a partner of Sullivan & Worcester LLP, our counsel, and counsel to HPT, SNH, RMR and affiliates of each of the foregoing and he received payments from that firm during 2004 in respect of his retirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our trustees, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers, trustees and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2004, all filing requirements applicable to our executive officers, trustees and greater than 10% shareholders were timely met.

AUDITORS

        Our audit committee appointed Ernst & Young LLP as our independent auditors for 2004. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

        The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2003	FY 2004
Audit Fees	$519,960	$692,350
Audit-Related Fees	27,500	71,700
Tax Fees	22,058	14,885

Subtotal	569,518	778,935
All Other Fees	—	—

Ernst & Young LLP Total Fees	$569,518	$778,935

        Our audit committee has established policies and procedures which are intended to control the services provided by our auditors and to monitor their continuing independence. Under these policies, no services may be undertaken by our auditors unless the engagement is specifically approved by our audit committee or the services are included within a category which has been pre-approved by our audit committee. The maximum charge for services is established by the audit committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, management is required to notify the audit committee when pre-approved services are undertaken and the committee or its chairman may approve amendments or modifications to the engagement or the maximum fees. Our director of internal audit is responsible to report to our audit committee regarding compliance with these policies and procedures.

        Our audit committee will not approve engagements of our auditors to perform non-audit services for us if doing so will cause our auditors to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our audit committee considers, among other things, whether our auditors are able to provide the required services in a more or less effective and efficient manner than other available service providers.

        Since May 6, 2003, the date when SEC rules relating to approval of services by auditors became effective, through December 31, 2004, all services for which we engaged our auditors were approved by our audit committee. The total fees we paid to Ernst & Young LLP for services in 2003 and 2004 are set forth above. The only non-audit fees we paid to Ernst & Young LLP in 2003 and 2004 were for tax services. These tax services involved reviewing our tax reporting and tax compliance procedures. Our audit committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements and annual reports. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Investor Relations, HRPT Properties Trust, 400 Centre Street, Newton, MA 02458, telephone (617) 332-3990. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

                        By Order of the Board

                        JOHN C. POPEO, Secretary

Newton, Massachusetts
April 1, 2005

HRPT Properties Trust

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 10, 2005
10:00 a.m.

400 Centre Street
Newton, MA 02458

[Logo of HRPT Properties Trust]	HRPT Properties Trust 400 Centre Street, Newton, Massachusetts 02458	proxy

This proxy is solicited on behalf of the Board of Trustees for use at the Annual Meeting on May 10, 2005.

The undersigned shareholder of HRPT Properties Trust, a Maryland real estate investment trust, or the Company, hereby appoints John A. Mannix, Gerard M. Martin and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at the Company's offices at 400 Centre Street, Newton, Massachusetts on Tuesday, May 10, 2005 at 10:00 a.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR TRUSTEE AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

The Board of Trustees Recommends a Vote FOR the Proposal.

1.	Election of Trustees in Group I:	01 02	Barry M. Portnoy Frederick N. Zeytoonjian	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.
Address Change? Mark Box		☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2005
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
  Item 1. Election of two trustees in Group I to our board.
NOMINEES FOR TERM EXPIRING IN 2008
CONTINUING TRUSTEES
EXECUTIVE OFFICERS
BOARD COMMITTEES
COMMUNICATIONS WITH TRUSTEES
MEETINGS BY INDEPENDENT TRUSTEES
SELECTION OF CANDIDATES FOR TRUSTEES; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS
OTHER INFORMATION
SUMMARY COMPENSATION TABLE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS